EXHIBIT 23(J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 52 to Registration Statement No. 2-21600 of Bridges Investment Fund, Inc. on Form N-1A of our report dated January 16, 2004, in the Statement of Additional Information, which is part of this Registration Statement and to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Omaha, Nebraska
July 27, 2004